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Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TNS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-4430020 (I.R.S. Employer Identification No.)
11480 Commerce Park Drive, Suite 600 Reston, Virginia 20191 (Address of Principal Executive Offices, Including Zip Code)
2001 FOUNDERS' STOCK OPTION PLAN 2004 LONG-TERM INCENTIVE PLAN (Full Title of the Plans)

Michael Q. Keegan, Esq.
Executive Vice President, General Counsel and Secretary
TNS, Inc.
11480 Commerce Park Drive, Suite 600
Reston, Virginia 20191
(703) 453-8300
(Name, Address, and Telephone Number, including Area Code, of Agent For Service)
Copy to:
Jeffrey E. Jordan, Esq. Arent Fox PLLC 1050 Connecticut Avenue, N.W. Washington, DC 20036-5339

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, $.001 par value	583,134 shares	$19.00	$11,079,546	$1,403.78
	1,003,250 shares	$18.00	$18,058,500	2,288.02
	358,685 shares	$19.60	$7,030,226	890.73
	19,407 shares	$39.21	$760,948.47	96.42

			Total	$4,678.95

(1)
Estimated solely for the purpose of determining the registration fee, and based upon the initial public offering price per share of the Registrant's Common Stock on the New York Stock Exchange in accordance with Rule 457(h) under the Securities Act of 1933, as amended.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The information required by Part I is included in documents sent or given to participants in the 2001 Founders' Stock Option Plan and the 2004 Long-Term Incentive Plan of TNS, Inc., a Delaware corporation (the "Registrant"), pursuant to Rule 428(b) (1) under the Securities Act of 1933, as amended (the "Securities Act").

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents previously filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:

        1.    The Registrant's latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

        2.    All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the document referred to in (1) above.

        3.    The Registrant's Form 8-A Registration Statement filed pursuant to Section 12 of the Exchange Act, containing a description of the Registrant's common stock ("Shares"), including any amendment or report filed for the purpose of updating such description.

        In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section 102(b)(7) or the Delaware General Corporation Law, as amended, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

        Article Eighth of the Registrant's Amended and Restated Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the Delaware General Corporation Law and provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

        The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with each of its directors and officers which are broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require the Registrant, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also require the Registrant to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms.

        The Registrant also has in effect a directors and officers liability insurance policy under which the directors and officers of the Registrant are insured against loss arising from claims made against them due to wrongful acts while acting in their individual and collective capacities as directors and officers, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The exhibit index immediately preceding the exhibits is attached hereto and incorporated herein by reference.

Item 9. Undertakings.

        (a)    The Registrant hereby undertakes:

          (1)    To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registrant Statement;

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

            (iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)    The Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing on an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant, unless in the opinion of its counsel the matter has been settled by controlling precedent, will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, State of Virginia, on this 19th day of March, 2004.

TNS, Inc.
By:	/s/ HENRY H. GRAHAM, JR. Henry H. Graham, Jr. Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint John J. McDonnell, Jr., Brian J. Bates, Henry H. Graham, Jr., John J. McDonnell III and Michael Q. Keegan, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signatures	Title	Date

/s/ JOHN J. MCDONNELL, JR. John J. McDonnell, Jr.	Chief Executive Officer, Chairman and Director	March 19, 2004
/s/ JOHN B. BENTON John B. Benton	Director	March 19, 2004
Philip A. Canfield	Director	March , 2004
/s/ STEPHEN X. GRAHAM Stephen X. Graham	Director	March 19, 2004
/s/ GEORGE G. MOORE George G. Moore	Director	March 19, 2004
Bruce V. Rauner	Director	March , 2004
Collin E. Roche	Director	March , 2004
/s/ BRIAN J. BATES Brian J. Bates	President, Chief Operating Officer and Director	March 19, 2004
/s/ JOHN J. MCDONNELL III John J. McDonnell III	Executive Vice President and Director	March 19, 2004
/s/ HENRY R. GRAHAM Henry R. Graham	Chief Financial Officer (Principal Financial Officer)	March 19, 2004
/s/ EDWARD O'BRIEN Edward O'Brien	Controller (Principal Accounting Officer)	March 19, 2004

EXHIBIT INDEX

Exhibit		Page
5.	Opinion of Arent Fox PLLC	10
23.	Consents of experts and counsel:
23.1	Consent of Ernst & Young LLP	11
23.2	Consent of Arent Fox PLLC: included in Exhibit 5
24.	Power of Attorney (included on signature page to this Registration Statement)

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SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX